Exhibit 10.1

Date:	February 27, 2020

To:	[NEO Name]

From:	John Wasson

Subject:	Severance Benefits

In consideration of your ongoing and valuable service to ICF International, Inc. and its affiliates (collectively, the “Company”), you are eligible for severance in accordance with the terms of this Letter Agreement (“Agreement”). Except to the extent that prior agreements between you and the Company, other applicable arrangements or Company policies apply to events or matters giving rise to claims in the nature of clawbacks related to events taking place prior to the date of this Agreement (or to the extent expressly provided herein, prior to the third anniversary hereof), this Agreement supersedes all prior oral and written agreements, memoranda, letters, etc. concerning severance offered to you by the Company.

Severance under this Agreement shall only be available in the event your employment is involuntarily terminated without Cause (defined below) before a Change of Control (defined below) or in the event there is a Change of Control and your employment following such Change of Control is involuntarily terminated without Cause or terminated by you for Good Reason (defined below). In addition, you must execute and not revoke a Separation Agreement and Release of Claims in a form provided by the Company to be eligible for the benefits provided in this Agreement.

A.	Definitions

1.	Cause. For purposes of this Agreement, “Cause” shall have the same definition as in the Incentive Plan.

2.	Change of Control. For purposes of this Agreement, “Change of Control” shall have the same definition as in the Incentive Plan.

3.

Clawback Event means (i) your acts or omissions (whether or not constituting misconduct) that are a significant contributing factor to the Company having to restate its financial statements; (ii) the fact that the Company’s financial results, as used to determine your incentive compensation, are found to reflect a material error or otherwise be materially inaccurate, whether or not you were responsible for, or your actions were a significant contributing factor with respect to, the inaccuracy; and/or (iii) you engaged in conduct that is or could have been a basis for termination for Cause, and which causes a material and adverse reputational or other financial harm to the Company. For the avoidance of doubt, Section E5 of this Agreement will no longer apply following a Change of Control.

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4.	Code. For purposes of this Agreement, “Code” shall have the same definition as in the Incentive Plan.

5.	Disability. For purposes of this Agreement, “Disability” shall mean permanent and total disability as defined in Code Section 22(e)(3).

6.

Excess Incentive Award means the amount of the clawback determined by the Board of Directors in accordance with this Agreement. For illustrative purposes, in the case of a restatement, the Excess Incentive Award would generally be no more than the positive difference, if any, between the short-term incentive awards or bonuses paid to you and the amounts(s) of such payments that would have been paid to you had the amount(s) of the award(s) been calculated based on the Company’s financial statements, as restated, plus an amount reflecting the effect of the restatement on long-term (equity) incentive awards that were granted after the date of this Agreement based wholly or in part on a financial reporting, stock price or similar shareholder return measure; in the case of a material error or inaccuracy in the financial statements, the Excess Incentive Award would generally be no more than the positive difference, if any, between the short-term incentive awards or bonuses paid to you and the amount(s) of such payments that would have been paid to you had the amount(s) of the award(s) been calculated based on the Company’s financial statements, after correcting for such material error or inaccuracy, plus an amount reflecting the effect of the material error or inaccuracy on the value of long-term (equity) incentive awards that were granted after the date of this Agreement based wholly or in part on a financial reporting, stock price or similar shareholder return measure; and, in the case of conduct by you that causes a material and adverse reputational or other financial harm, the Excess Incentive Award will be determined in good faith by the Board of Directors in accordance with the clawback provisions in this Agreement and be reasonably proportional, taking into account the egregiousness of your conduct, as alleged, whether the harm is directly connected to your conduct, the degree of financial harm to investors, and actual impact on the Company’s ability to earn new work from its customers.

7.

Good Reason means if, within the Post-COC Period, any of the following events occur to which you have not consented in writing: (i) a material reduction of the nature and scope of the authority, functions, or duties that were assigned to you immediately prior to the Change of Control; (ii) a material reduction in the compensation you were eligible to receive (including applicable bonus plans) immediately prior to the Change of Control; (iii) the Company relocates your primary office and work location 50 miles or more away from the primary office and work location at which you were situated immediately prior to the Change of Control; or (iv) the entity effectuating the Change of Control fails to adopt this Agreement. A termination for Good Reason shall not exist unless: (x) you provide, within 45 days of such event, written notice to the Office of General Counsel of the Company of the occurrence of one of the foregoing events; (y) the Company fails to cure such occurrence within 30 days after the date such notice is received; and (z) you resign your employment with an effective date of not more than 60 days following the end of the cure period (unless a later date is mutually agreed upon by the parties).

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8.

Incentive Plan. For purposes of this Agreement, the Company’s 2018 Omnibus Incentive Plan, as amended from time to time, or any successor equity incentive plan, shall be referred to hereinafter as the “Incentive Plan.”

9.	Post-COC Period means the twelve (12) month period following a Change of Control.

B.	Separation Agreement and Release of Claims and Adherence to Post-Termination Obligations

Your eligibility for the benefits set forth in this Agreement are subject to the following:

1.

Separation Agreement and Release of Claims. To be eligible to receive the benefits provided in Sections C and D below, you must enter into, and not revoke, a Separation Agreement and Release of Claims (“Release”) within 45 days after your date of termination, in a form provided to you by the Company, in a manner consistent with the instructions in such Release, in which you waive all legal claims against the Company and any related parties or individuals to the extent permitted by law, and agree to such other provisions as are required by the Company (e.g., confidentiality, non-disparagement, cooperation, affirmation of post-employment obligations). In the event the Release could become effective in 1 of 2 taxable years depending on when you execute and deliver the Release, the Release will be deemed executed in the later of such tax years.

2.

Adherence to Other Post-Termination Obligations. To be eligible to receive the benefits provided in Sections C and D below, you must comply with the terms of any and all other agreements between you and the Company containing post-employment obligations (these agreements include, but are not limited to, the Company's Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement).

C.	No-Cause Termination Not Within the Post-COC Period

In the event that the Company involuntarily terminates your employment for a reason other than Cause not within the Post-COC Period, you will be entitled to receive the following benefits in exchange for your agreement to abide by the conditions described in this Agreement. For purposes of this Section C, involuntary termination by the Company without Cause does not include termination of employment due to death, Disability, retirement, or resignation.

1.	Severance Pay. Within sixty (60) days following your termination of employment date, you will commence receiving 12 months of severance pay calculated based on your base salary at the time of termination. Such severance pay will be paid in bi-weekly equal installments in accordance with the Company’s regularly scheduled pay dates and continue on each subsequent bi-weekly payroll date until paid in full and will be less taxes and other required withholding. In the event the 60-day period begins in one calendar year and ends in a second calendar year, payment of such installments shall commence in the second calendar year.

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2.

Bonus. Within ninety (90) days following your termination of employment date, you will be paid in a lump sum your target bonus for the year in which your employment was involuntarily terminated. The bonus payment will be less taxes and other required withholding. In the event the 90-day period begins in one calendar year and ends in a second calendar year, payment will always be made in the second calendar year.

3.

COBRA. Provided you are enrolled in the Company’s group health plan, following your termination, you, and any enrolled dependents, will have the option to continue your health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you elect COBRA, the monthly COBRA premiums for you and your enrolled dependents during the length of the severance payment period shall equal the amount you would have paid each month for such group health plan coverage had you remained actively employed, which premiums will be paid by you directly to our COBRA service provider. After that time, you will be responsible for the full cost of the COBRA premiums plus a two percent administration fee. Notwithstanding the foregoing, in the event you become reemployed with another employer and are eligible to receive group health plan coverage from such employer, the Company’s obligations under this Section shall cease as of the date you are eligible for health benefits through your new employer. You must promptly notify the Company of any such new employment.

4.

Career Assistance Services. You will be eligible to participate in a 6-month executive career transition service offered by the Company’s service provider, provided you initiate use of their services within 3 months of your termination.

D.	Termination without Cause or for Good Reason Following a Change of Control:

In the event that, within the Post-COC Period, your employment is terminated without Cause by the Company or by you for Good Reason, you will be entitled to receive the following benefits in exchange for your agreement to abide by the conditions described in this Agreement. For purposes of this Section D, termination by the Company without Cause does not include termination of employment due to death, Disability, retirement, or resignation.

1.

Severance Pay. Within sixty (60) days following your termination of employment date, you will receive 24 months of severance calculated based on your base salary at the time of termination. Such severance pay will be paid in a lump sum and will be less taxes and other required withholding. In the event the 60-day period begins in one calendar year and ends in a second calendar year, payment of such installments shall commence in the second calendar year.

2.

Bonus. Within ninety (90) days following your termination of employment date, you will be paid in a lump sum a bonus that is the sum of (i) your target bonus for the year in which your employment terminates, plus (ii) a prorated share of your target bonus for the year in which your employment was involuntarily terminated based on the number of full months in the final calendar year in which you were employed. (For example, with respect to Section D.2. (b), if your employment ends on August 10 of that year, you would be entitled to 7/12 of your target bonus for that year.) The bonus payment will be less taxes and other required withholding. In the event the 90-day period begins in one calendar year and ends in a second calendar year, payment will always be made in the second calendar year.

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3.

COBRA. Provided you are enrolled in the Company’s group health plan, following your separation, you, and any enrolled dependents, will have the option to continue your health insurance coverage in accordance with COBRA. If you elect COBRA, the monthly COBRA premiums for you and your enrolled dependents during the length of the severance payment period shall equal the amount you would have paid each month for such group health plan coverage had you remained actively employed, which premiums will be paid by you directly to our COBRA service provider. After that time, you will be responsible for the full cost of the premiums plus a two percent administration fee. Notwithstanding the foregoing, in the event you become reemployed with another employer and are eligible to receive group health plan coverage from such employer, the Company’s obligations under this Section shall cease as of the date you are eligible for health benefits through your new employer. You must promptly notify the Company of any such new employment.

4.

Career Assistance Services. You will be eligible to participate in a 6-month executive career transition service offered by the Company’s service provider, provided you initiate use of their services within 3 months of your termination

5.

Restricted Stock Units and Options. In the event of a Change of Control, the vesting, exercise and payment of any equity awards previously granted to you will be in accordance with and as provided in the provisions of the Incentive Plan and the applicable award agreement.

E.	Compliance with Applicable Laws/Clawback

1.

Taxes and other applicable withholdings will be withheld from payments and benefits under this Agreement to the extent the Company determines they are allowed or required by law. You are solely responsible for the payment of any tax liability, including any taxes and penalties arising under Section 409A of the Code that may result from any payments or benefits that you receive pursuant to this Agreement. The Company shall not have any obligation to pay, mitigate, or protect you from any such tax liabilities.

2.

The provisions of this Agreement are intended to comply with, or be exempt from, Code Section 409A, and the Company shall have complete and sole discretion to interpret and construe this Agreement and any associated documents in any manner that complies with, or complies with an exemption from (or otherwise conforms them to), the requirements of Code Section 409A including, without limitation, imposing any 6-month delay that may be required for severance payments and benefits under this Agreement to you if (i) such constitute nonqualified deferred compensation subject to Code Section 409A, and (ii) you are classified as a “specified employee” under Code Section 409A. The Company reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of you or anyone else in order to maintain an exemption from (or conformity with) Code Section 409A. Your participation in this Agreement constitutes acknowledgement and consent to such rights of the Company. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

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3.

Each payment of your severance or other benefits pursuant to this Agreement shall be deemed to be a separate payment for purposes of applying the provisions of Code Section 409A. In addition, if you are a specified employee (within the meaning of Code Section 409A and the Company’s Specified Employee Identification Policy) on the date of your Separation from Service, notwithstanding any other provision of this Agreement to the contrary, in the event that any severance benefit payment is not exempt from Code Section 409A (including which when aggregated with all other severance benefit payments previously made to you, would exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A)), such payment shall not be made prior to the date that is the earliest of (i) 6 months after the date of your separation from service ; (ii) your death; or (iii) such other date that will cause such payment to you not to be subject to any additional tax imposed pursuant to the provisions of Section 409A.

4.

Notwithstanding anything in this Agreement to the contrary, in the unlikely event the Company determines that any payment, distribution, or other action to or for your benefit (whether paid, payable, accelerated, distributed, or distributable pursuant to the terms of the Incentive Plan or otherwise) could reasonably be expected to cause any loss of deductions under Section 280G of the Code, then the Company shall have the authority to reduce any or all such payments, distributions, or other actions to the extent reasonably necessary to avoid the imposition of such excise tax. The order of any such reductions shall begin with benefits that are exempt from Code Section 409A, and shall only reduce other benefits to the extent necessary hereunder. Any tax determinations required under this Section shall be made in writing by the Company’s independent accountants, whose determinations shall be conclusive and binding for all purposes on the Company and you.

5.

With respect to events or matters occurring after the date of this Agreement and notwithstanding other provisions to the contrary, if a Clawback Event occurs, then, within no longer than three years after the latest to occur of the event or the harm to the Company (as determined in the discretion of the Compensation Committee of the Board) (except for those matters that are the product of fraud, which shall be limited only by statute of limitation periods), the Compensation Committee may determine and recommend to the Board of Directors (acting in its sole discretion, but in good faith) that the Company recover (including, without limitation, through forfeiture) all or a portion of any incentive compensation (including short-term incentive awards or bonuses and long-term (equity) incentive awards) that was granted after the date of this Agreement based wholly or in part on a financial reporting, stock price or similar shareholder return measure (excluding, for the avoidance of doubt, base salary, severance payments and equity awards that were not granted after the date of this Agreement based wholly or in part on a financial reporting, stock price or similar shareholder return measure, such as equity awards that vest based on the passage of time) under an incentive compensation plan or other incentive compensation arrangement with respect to any fiscal year(s) of the Company that were negatively affected by such events or matters.

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Following and based upon the recommendation of the Compensation Committee, the independent members of the Board of Directors shall review the recommendation and determine whether to direct the Company to assess a recovery from you and the amount of recovery to be assessed as an Excess Incentive Award (as defined herein). In no event shall the amount to be recovered from you by the Company in such situations be less than the amount required to be repaid or recovered as a matter of law (including but not limited to amounts that are required to be recovered or forfeited under Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as applicable). For the avoidance of doubt, in the event the Clawback Event occurs prior to the third anniversary of this Agreement, the recovery provided for herein shall be limited to Excess Incentive Awards that were granted after the date of this Agreement. To the extent the immediately preceding sentence limits the recovery provided for herein, the Company may, in the discretion of the independent directors, apply agreements, arrangements or policies in effect prior to the date of this Agreement, but in all cases subject to the terms of the applicable agreements, arrangements and policies and applicable law, and in no event on a basis that would generate an aggregate recovery in excess of that provided for herein if the application of this Agreement was not limited as provided in the immediately preceding sentence.

The Board, acting through the independent directors, shall determine whether the Company will recover from you such amounts by: (i) seeking repayment, (ii) forfeiting or reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to you under any compensatory plan, program, or arrangement maintained by the Company, (iii) withholding payment of future increases in your compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) any combination of the foregoing. If so determined by the Board, you shall be required to repay the Excess Incentive Award to the Company.

This entire section (E5) will no longer apply following a Change of Control.

6.

To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

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F.	Miscellaneous Provisions

1.

In the event of your death following one of the payout events above, and provided all conditions of this Agreement have been met, any unpaid severance benefits shall be paid to the representative of your estate.

2.	This Agreement may only be modified by a written document signed by both parties.

3.

This Agreement shall not modify your employment at-will status nor interfere with or restrict the right of the Company or you to discontinue the employment relationship at any time, without or without cause or notice.

4.	This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the Commonwealth of Virginia.

If you desire to accept these severance benefits offered in this Agreement, please sign and date where indicated below. As to the matters expressly dealt with herein, once executed by you, this Agreement will supersede the Company's general severance policies as in effect from time to time as otherwise applicable to you, as well as any other prior severance agreements or plans entered into between you and the Company.

Very truly yours,

ICF INTERNATIONAL, INC.

By:
John Wasson, Chief Executive Officer

ACCEPTED AND AGREED:

By:

[NEO Name]	Date

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